Filed under Rule 433
File No. 333-153353
Final Term Sheet
September 20, 2010

Issuer:	CMS Energy Corporation

Security:	4.25% Senior Notes due 2015

Aggregate Principal Amount Offered:	$250,000,000

Maturity:	September 30, 2015

Annual Interest Rate:	4.25%

Yield to Maturity:	4.274%

Spread to Treasury:	285 basis points

Benchmark Treasury Security:	1.25% due August 31, 2015

Benchmark Treasury Yield:	1.424%

Interest Payment Dates:	March 30 and September 30

First Interest Payment Date:	March 30, 2011

Public Offering Price:	99.892%

Optional Redemption:	Make-whole call at any time at Treasury rate plus 50 basis points

Trade Date:	September 20, 2010

Settlement Date:	September 23, 2010 (T+3)

Ratings:	Ba1 / BB+ / BB+ (Moody’s / S&P / Fitch) Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Joint Book-Running Managers:	J.P. Morgan Securities LLC Banc of America Securities LLC Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc.

Co-Managers:	KeyBanc Capital Markets Inc. SunTrust Robinson Humphrey, Inc.

CUSIP/ISIN:	125896BF6 / US125896BF61
CMS Energy Corporation has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents CMS Energy Corporation has filed with the SEC for more complete information about CMS Energy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, CMS Energy Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, Banc of America Securities LLC toll-free at (800) 294-1322, Barclays Capital Inc. toll-free at (888) 603-5847, Citigroup Global Markets Inc. toll-free at (877) 858-5407 and Deutsche Bank Securities Inc. toll-free at (800) 503-4611.
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